EXHIBIT 99.1

Orion Energy Systems Announces Financial Results for the First
Quarter of Fiscal 2017

Backlog Grows 142% Over the Year-ago Period to $12.6 Million,
Reaching the Highest Level in More Than 2 Years

MANITOWOC, Wis. - August 2, 2016 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its first quarter of fiscal 2017, ended June 30, 2016.

Operating and Financial Highlights

•	LED revenue accounted for 75.2% of lighting product sales in the first quarter of fiscal 2017, up from 60.9% in the first quarter of fiscal 2016.

•	LED product revenue increased by 18.7% from the first quarter of 2016 to the first quarter of 2017.

•	Gross margin was 25.8% in Q1 of fiscal 2017, up from 22.7% in the first quarter of fiscal 2016.

•	Orion shipped over 2,300 customer orders in Q1 of fiscal 2017, including 23 orders over $100,000.

•
As of June 30, 2016, Orion had a backlog of $12.6 million in lighting orders, compared to $5.2 million at the end of Q1 FY16. Backlog represents the amount of revenue that Orion expects to realize in the future as a result of firm, committed orders.

John Scribante, Chief Executive Officer, commented that “the first quarter of our fiscal year started off slowly as we evolved our channel from one that was comprised of over 100 Energy Services Company (ESCO) partners to a traditional industry model. We’ve streamlined our business with ESCOs to emphasize our most successful partnerships and recruited 28 new sales agencies to service the rest of the channel. In particular, these new sales agencies dramatically expand our business into traditional electrical distribution where we now have the potential, and the reach, to sell into a much larger cross section of the lighting market.”

Financial Results Review

The First Quarter of Fiscal 2017

Revenue: Orion reported revenue of $15.6 million in the first quarter. This was down slightly from the first quarter of fiscal 2016 due to a slow start in the month of April. However, the quarter finished strong and ended with a significant build in backlog. Orion’s LED lighting business recorded excellent growth in the first quarter, but total revenue was lower than the year-ago period due to reduced legacy fluorescent sales, consistent with Orion’s strategy.

LED Lighting Revenue: LED product sales were $11.3 million and accounted for 75.2% of lighting product revenue in the quarter. LED product sales increased by 18.7% in the first quarter of fiscal 2017 versus the comparable year-ago quarter. The strong growth in LED lighting products in Q1 FY17 was highlighted by fast growing sales of Orion’s high bay products.

Gross Margin: Orion recorded a gross margin of 25.8% in the first quarter of fiscal 2017. This compares favorably with the first quarter of fiscal 2016, when Orion’s gross margin was 22.7%. A favorable mix of high margin products and strong growth in LED product sales led to the expansion in gross margin in the first quarter of fiscal 2017, when compared to the same quarter of fiscal 2016.

Net Loss: Orion reported a net loss of $2.9 million in Q1 FY17. This compares favorably with a net loss of $3.7 million in Q1 FY16. The improvement versus the year-ago period was due primarily to a higher gross margin, tax benefits from discrete items in the first quarter of fiscal 2017, and recognition of other income from a recently completed licensing agreement for one of Orion’s lighting product patents.

Balance Sheet: Orion finished the first quarter of fiscal 2017 with $14.2 million in cash and cash equivalents. This included $2.6 million cash from the previously announced building sale. Orion also had $3.3 million in short-term and long-term borrowings. Orion’s net working capital was $28.4 million as of June 30, 2016, and its net book value was $43.5 million, or $1.55 per outstanding share (equity divided by shares outstanding at period end).

Management Outlook for the Remainder of Fiscal Year 2017

The Company is revising its expectations for growth in fiscal 2017. Management currently believes that total revenue should grow by 10-20 percent in fiscal 2017 versus the prior fiscal year, rather than previously issued guidance of at least $80 million. This new revenue expectation reflects the uncertainty with regard to timing of revenue, as large orders booked in Q1 move through Orion’s backlog. Furthermore, the Company took longer to on-board some new sales agents in late fiscal 2016 and is therefore being more conservative with its expectations of how much revenue these new agents will contribute in this fiscal year. Management still believes that the company’s gross margin should approach the 30% threshold by the end of this fiscal year, with the primary variables being growth, product mix, and sales channel penetration.

Conference Call

Orion will discuss these results in a conference call on August 2, 2016, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through August 9, 2016. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 49042582.

About Orion Energy Systems

Orion is one of the leaders in the transformation of commercial and industrial buildings to state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's nearly 100 granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement

Certain matters discussed in this press release, including under our “Management Outlook For Fiscal Year 2017,” are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue, gross margin, net income and EBITDA objectives in fiscal 2017 and beyond; (ii) our ability to achieve and sustain profitability and positive cash flows; (iii) the availability of additional debt financing and/or equity capital, and our limited borrowing capacity under our bank line of credit; (iv) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (v) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (vi) our ability to compete and execute our strategy in a highly competitive and rapidly changing LED market and our ability to respond successfully to market competition; (vii) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (viii) adverse developments with respect to litigation and other legal matters to which we are subject; (ix) our failure to comply with the covenants in our revolving credit agreement; (x) increasing duration of customer sales cycles; (xi) fluctuating quarterly results of operations as we focus on new LED technologies; (xii) the market acceptance of our products and services; (xiii) our ability to recruit and hire sales talent to increase our in-market sales and our ability to pursue an expanded third-party sales channel through distribution and sales agents; (xiv) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xv) loss of one or more key customers or suppliers, including key contacts at such customers; (xvi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xvii) a reduction in the price of electricity; (xviii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xix) increased competition from government subsidies and utility incentive programs; (xx) potential warranty claims; and (xxi) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.orionlighting.com in the Investor Relations section of the Company's Web site.

Investor Relations Contacts:

Bill Hull
Chief Financial Officer
Orion Energy Systems, Inc.
(312) 660-3575

Gary Abbott
Merriman Holdings
(415) 248-5639
gabbott@merrimanco.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,
	2016	2015
Product revenue	$15,352	$15,795
Service revenue	282	792
Total revenue	15,634	16,587
Cost of product revenue	11,419	12,113
Cost of service revenue	189	717
Total cost of revenue	11,608	12,830
Gross profit	4,026	3,757
Operating expenses:
General and administrative	3,901	3,872
Sales and marketing	2,895	3,068
Research and development	481	422
Total operating expenses	7,277	7,362
Loss from operations	(3,251)	(3,605)
Other income (expense):
Other income	100	—
Interest expense	(70)	(91)
Interest income	10	48
Total other income (expense)	40	(43)
Loss before income tax	(3,211)	(3,648)
Income tax (benefit) expense	(271)	4
Net loss and comprehensive loss	$(2,940)	$(3,652)
Basic net loss per share attributable to common shareholders	$(0.11)	$(0.13)
Weighted-average common shares outstanding	27,885,588	27,481,624
Diluted net loss per share	$(0.11)	$(0.13)
Weighted-average common shares and share equivalents outstanding	27,885,588	27,481,624

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	As Of
	June 30,	March 31,
	2016	2016
Assets
Cash and cash equivalents	$14,160	$15,542
Accounts receivable, net	13,097	10,889
Inventories, net	15,490	17,024
Deferred contract costs	237	37
Prepaid expenses and other current assets	2,804	5,038
Total current assets	45,788	48,530
Property and equipment, net	14,242	17,004
Other intangible assets, net	4,805	5,048
Long-term accounts receivable	79	108
Other long-term assets	187	185
Total assets	$65,101	$70,875
Liabilities and Shareholders’ Equity
Accounts payable	$10,200	$11,716
Accrued expenses and other	6,336	6,586
Deferred revenue, current	314	243
Current maturities of long-term debt and capital leases	560	746
Total current liabilities	17,410	19,291
Revolving credit facility	2,488	3,719
Long-term debt and capital leases, less current maturities	281	302
Deferred revenue, long-term	1,003	1,022
Other long-term liabilities	443	558
Total liabilities	21,625	24,892
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at June 30, 2016 and March 31, 2016; no shares issued and outstanding at June 30, 2016 and March 31, 2016	—	—
Common stock, no par value: Shares authorized: 200,000,000 at June 30, 2016 and March 31, 2016; shares issued: 37,517,419 at June 30, 2016 and 37,192,559 at March 31, 2016; shares outstanding: 28,091,049 at June 30, 2016 and 27,767,138 at March 31, 2016	—	—
Additional paid-in capital	152,575	152,140
Treasury stock: 9,426,370 and 9,425,421 common shares at June 30, 2016 and March 31, 2016	(36,077)	(36,075)
Shareholder notes receivable	(4)	(4)
Retained deficit	(73,018)	(70,078)
Total shareholders’ equity	43,476	45,983
Total liabilities and shareholders’ equity	$65,101	$70,875

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	Three Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(2,940)	$(3,652)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	389	786
Amortization	243	351
Stock-based compensation	329	385
Loss on sale of property and equipment	—	4
Changes in inventory reserves	254	83
Changes in bad debt reserves	(375)	219
Other	56	19
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(1,805)	(758)
Inventories	1,280	(1,503)
Deferred contract costs	(200)	(81)
Prepaid expenses and other assets	2,203	977
Accounts payable	(1,516)	2,009
Accrued expenses and other	(285)	(981)
Deferred revenue, current and long-term	52	2
Net cash used in operating activities	(2,315)	(2,140)
Investing activities
Purchase of property and equipment	(53)	(104)
Additions to patents and licenses	—	—
Proceeds from sale of property, plant and equipment	2,600	—
Net cash provided by (used in) investing activities	2,547	(104)
Financing activities
Payment of long-term debt and capital leases	(381)	(521)
Proceeds from revolving credit facility	16,658	5,373
Payment of revolving credit facility	(17,889)	(4,685)
Payment of common stock issuance costs	—	(1)
Payments to settle employee tax withholdings on stock-based compensation	(4)	—
Net proceeds from employee equity exercises	2	12
Net cash (used in) provided by financing activities	(1,614)	178
Net decrease in cash and cash equivalents	(1,382)	(2,066)
Cash and cash equivalents at beginning of period	15,542	20,002
Cash and cash equivalents at end of period	$14,160	$17,936